Exhibit 99.1

As generally used in the energy industry and in this report, the identified terms have the following meanings:

Bbl	Barrels (equal to 42 gallons)
Btu	British thermal units, a measure of heating value
Gal	Gallons
MMBtu	Million British thermal units
NGL(s)	Natural gas liquid(s)

Price Index Definitions
IF-HSC	Inside FERC Gas Market Report, Houston Ship Channel/Beaumont, Texas
IF-NGPL MC	Inside FERC Gas Market Report, Natural Gas Pipeline, Mid-Continent
IF-Waha	Inside FERC Gas Market Report, West Texas Waha
NY-HH	New York Mercantile Exchange (“NYMEX”), Henry Hub Natural Gas
NY-WTI	NYMEX, West Texas Intermediate Crude Oil
OPIS-MB	Oil Price Information Service (“OPIS”), Mont Belvieu, Texas

TARGA RESOURCES GP LLC
CONSOLIDATED BALANCE SHEET

March 31, 2009
(Unaudited)
(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$62,310
Receivables from third parties	37,551
Receivables from affiliated companies	37,289
Other current assets	884
Total current assets	228,830

Property, plant and equipment, at cost	1,500,457
Accumulated depreciation	(267,236)
Property, plant and equipment, net	1,233,221
Other assets	13,196
Total assets	$1,538,586

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,869
Accrued liabilities	61,061
Liabilities from risk management activities	12,259
Total current liabilities	79,189

Long-term debt	696,845
Long term liabilities from risk management activities	16,250
Deferred income taxes	2,259
Other long-term liabilities	3,649
Commitments and contingencies (Note 9)
Equity:
Member's interest	4,991
Accumulated other comprehensive income	1,570
Total member's equity	6,561
Noncontrolling interest	733,833
Total equity	740,394
Total liabilities and equity	$1,538,586
See notes to consolidated balance sheet

TARGA RESOURCES GP LLC

NOTES TO CONSOLIDATED BALANCE SHEET
(Unaudited)

Note 1—Organization and Operations

Targa Resources GP LLC is a Delaware limited liability company formed in October 2006 to become the general partner of Targa Resources Partners LP. Our sole member is Targa GP Inc., an indirect wholly-owned subsidiary of Targa Resources, Inc. (“Targa”, or “Parent”). Our primary business purpose is to manage the affairs and operations of Targa Resources Partners LP.

Unless the context requires otherwise, references to “we,” “us,” or “our” are intended to mean and include the business and operations of Targa Resources GP LLC, as well as its consolidated subsidiaries, which include Targa Resources Partners LP and its consolidated subsidiaries.

References to “the Partnership” mean the business and operations of Targa Resources Partners LP and its consolidated subsidiaries. The Partnership is a publicly traded Delaware limited partnership, the registered common units of which are listed on The NASDAQ Stock Market LLC under the ticker symbol “NGLS.” References to “TRGP” mean Targa Resources GP LLC, individually as the general partner of the Partnership, and not on a consolidated basis. TRGP has no independent operations and no material assets outside of its interest in the Partnership.

We consolidate the accounts of the Partnership and its subsidiaries into our consolidated balance sheet. Notwithstanding this consolidation, we are not liable for, and our assets are not available to satisfy, the obligations of the Partnership and/or its subsidiaries.

The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and NGL products. The Partnership currently operates in the Fort Worth Basin/Bend Arch in North Texas, the Permian Basin of West Texas and in Southwest Louisiana.

Note 2—Accounting Pronouncements

Accounting Standards Codification. It is expected that the “Financial Accounting Standards Board (“FASB”) Accounting Standards Codification” (the “Codification”) will be effective on July 1, 2009, officially becoming the single source of authoritative nongovernmental accounting principles generally accepted in the United States of America (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting literature. After that date, only one level of authoritative GAAP will exist. All other accounting literature will be considered non-authoritative. The Codification reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included in the Codification is relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification. This will have an impact on our consolidated balance sheet since all future references to authoritative accounting literature will be references in accordance with the Codification.

Accounting Pronouncements Recently Adopted

In September 2006, FASB issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. SFAS 157 was initially effective as of January 1, 2008, but in February 2008, FASB delayed the effective date for applying this standard to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until periods beginning after November 15, 2008. We adopted SFAS 157 as of January 1, 2008 for assets and liabilities within its scope and the impact was not material to our consolidated balance sheet. As of January 1, 2009, nonfinancial assets and nonfinancial liabilities were also required to be measured at fair value. The adoption of these additional provisions did not have a material impact on our consolidated balance sheet. See Note 7.

On October 10, 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” FSP FAS 157-3 clarifies the application of SFAS 157 in a market that is not active and provides factors to take into consideration when determining the fair value of an asset in an inactive market. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. FSP FAS 157-3 did not have a material impact on our consolidated balance sheet.

In December 2007, FASB issued SFAS 141R, “Business Combinations.” SFAS 141R requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose certain information related to the nature and financial effect of the business combination. SFAS 141R also establishes principles and requirements for how an acquirer recognizes any noncontrolling interest in the acquiree and the goodwill acquired in a business combination. SFAS 141R was effective on a prospective basis for business combinations for which the acquisition date is on or after January 1, 2009. For any business combination that takes place subsequent to January 1, 2009, SFAS 141R may have a material impact on our consolidated balance sheet. The nature and extent of any such impact will depend upon the terms and conditions of the transaction.

On April 1, 2009 FASB issued FSP FAS 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies.” FSP FAS 141R-1 amends and clarifies SFAS 141R to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. We do not expect any material impact to our consolidated balance sheet relating to the adoption of this FSP.

In December 2007, FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51.” SFAS 160 requires all entities to report noncontrolling interests in subsidiaries as a separate component of equity in the consolidated statement of financial position, to clearly identify consolidated net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income, and to provide sufficient disclosure that clearly identifies and distinguishes between the interest of the parent and the interests of noncontrolling owners. SFAS 160 also establishes accounting and reporting standards for changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. We adopted SFAS 160 as of January 1, 2009.

We adopted FASB Emerging Issues Task Force 07-4 (“EITF 07-4”), “Application of the Two - Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnership” on January 1, 2009. Our adoption of
EITF 07-4 did not have a material effect on our consolidated balance sheet.

We adopted FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payments Transactions are Participating Securities (“FSP EITF 03-6-1”) on January 1, 2009. Upon adoption, we were required to retrospectively adjust our earnings per unit data to conform to the provisions of FSP EITF 03-6-1. The adoption of FSP EITF 03-6-1 did not have a material effect on our consolidated balance sheet.

Accounting Pronouncements Recently Issued

On April 9, 2009, FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FSP FAS 157-4 relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009 and should be applied prospectively. We do not expect any material consolidated balance sheet implications relating to our adoption of FSP FAS 157-4.

On April 9, 2009, FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” This FSP requires disclosures of fair value for any financial instruments not currently reflected at fair value on the balance sheet for all interim periods. This FSP is effective for interim and annual periods ending after June 15, 2009 and should be applied prospectively. We do not expect any material consolidated balance sheet implications relating to the adoption of this FSP.

Note 3—Debt Obligations

Our consolidated debt obligations and issued letters of credit were as follows as of March 31, 2009 (in thousands):

March 31,
2009
Senior unsecured notes, 8¼% fixed rate, due July 1, 2016	$209,080
Senior secured credit facility, variable rate, due February 14, 2012	487,765
Total long-term debt	$696,845
Letters of credit issued	$14,985

Note 4—Equity

As of March 31, 2009, member’s equity consisted of the capital account of Targa GP Inc. and its proportionate share of the OCI of the Partnership.

Noncontrolling interest represents third-party and Targa ownership interests in the Partnership. As of March 31, 2009, the components of noncontrolling interest were (in thousands):

Non-affiliate public unitholders	$749,054
Targa Resources, Inc.	(92,153)
Accumulated other comprehensive income	76,932
Noncontrolling interest	$733,833

Note 5—Unit-Based Compensation

We have adopted a long-term incentive plan (“the Plan”) for employees, consultants and directors of us and our affiliates who perform services for the Partnership. In general, restricted unit awards will settle with the delivery of common units and are subject to three-year vesting, without a performance condition, and will vest ratably on each anniversary of the grant date. The following table summarizes information regarding our restricted unit awards for the three months ended March 31, 2009:

Outstanding at beginning of period	26,664
Granted	32,000
Vested	(10,672)
Forfeited	-
Outstanding at end of period	47,992
Weighted average grant date fair value per share	$12.88

Note 6—Derivative Instruments and Hedging Activities

Our principal market risks are our exposure to changes in commodity prices, particularly to the prices of natural gas and NGLs, changes in interest rates, as well as nonperformance by our counterparties.

Commodity Price Risk. A majority of our revenues are derived from percent-of-proceeds contracts under which we receive a portion of the natural gas and/or NGLs or equity volumes, as payment for services. The prices of natural gas and NGLs are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. We monitor these risks and enter into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on our business. Cash flows from a derivative instrument designated as hedges are classified in the same category as the cash flows from the item being hedged.

The primary purpose of our commodity risk management activities is to hedge our exposure to commodity price risk and reduce fluctuations in our operating cash flow despite fluctuations in commodity prices. In an effort to reduce the variability of our cash flows, as of March 31, 2009, we have hedged the commodity price associated with a significant portion of our expected natural gas, NGL and condensate equity volumes for the years 2009 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). The percentages of our expected equity volumes that are hedged decrease over time. With swaps, we typically receive an agreed upon fixed price for a specified notional quantity of natural gas or NGL and we pay the hedge counterparty a floating price for that same quantity based upon published index prices. Since we receive from our customers substantially the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged. In order to avoid having a greater volume hedged than our actual equity volumes, we typically limit our use of swaps to hedge the prices of less than our expected natural gas and NGL equity volumes. We utilize purchased puts (or floors) to hedge additional expected equity commodity volumes without creating volumetric risk. Our commodity hedges may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

We have tailored our hedges to generally match the NGL product composition and the NGL and natural gas delivery points to those of our physical equity volumes. Our NGL hedges cover baskets of ethane, propane, normal butane, iso-butane and natural gasoline based upon our expected equity NGL composition. We believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Additionally, our NGL hedges are based on published index prices for delivery at Mont Belvieu and our natural gas hedges are based on published index prices for delivery at Waha, Houston Ship channel and Mid-Continent, which closely approximate our actual NGL and natural gas delivery points. We hedge a portion of our condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude.

Interest Rate Risk. We are exposed to changes in interest rates, primarily as a result of our variable rate debt under our credit facility. To the extent that interest rates increase, our interest expense for our revolving debt will also increase. As of March 31, 2009, we had borrowings of approximately $487.8 million outstanding under our revolving credit facility. In an effort to reduce the variability of our cash flows, we have entered into several interest rate swap and interest rate basis swap agreements. Under these agreements, which are accounted for as cash flow hedges, the base interest rate on the specified notional amount of our variable rate debt is effectively fixed for the term of each agreement and ineffectiveness is required to be measured each reporting period.  The fair values of the interest rate swap agreements, which are adjusted regularly, have been aggregated by counterparty for classification in our consolidated balance sheets. Accordingly, unrealized gains and losses relating to the interest rate swaps are recorded in accumulated other comprehensive income (“OCI”) until the interest expense on the related debt is recognized in earnings.

Credit Risk. Our credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to us at the reporting date.  At such times, these outstanding instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss and our cash receipts could be negatively impacted.

As of March 31, 2009, affiliates of Goldman Sachs, Merrill Lynch and Barclays Bank accounted for 68%, 17% and 15% of our counterparty credit exposure related to commodity derivative instruments. Goldman Sachs, Merrill Lynch and Barclays Bank are major financial institutions, each possessing investment grade credit ratings based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

The following summarizes the fair values of derivative instruments in our consolidated balance sheet (in thousands):

	Asset Derivatives		Liability Derivatives
		Fair Value		Fair Value
	Balance	as of	Balance	as of
	Sheet	March 31,	Sheet	March 31,
	Location	2009	Location	2009
Derivatives designated as
hedging instruments under
SFAS 133
Commodity contracts	Current assets	$86,296	Current liabilities	$8
	Other assets	63,198	Other liabiliites	3,940

Interest rate contracts	Current assets	-	Current liabilities	7,686
	Other assets	-	Other liabiliites	12,165

Total		149,494		23,799

Derivatives not designated as
hedging instruments under
SFAS 133
Commodity contracts	Current assets	4,500	Current liabilities	4,565
	Other assets	141	Other liabiliites	145
Total		4,641		4,710

Total derivatives		$154,135		$28,509

As of March 31, 2009, we had the following commodity hedge arrangements which will settle during the years ending December 31, 2009 through 2013 (except as indicated otherwise, the 2009 volumes reflect daily volumes for the period from April 1, 2009 through December 31, 2009):

Natural Gas

Instrument		Avg. Price	MMBtu per day
Type	Index	$/MMBtu	2009	2010	2011	2012	2013	Fair Value
								(In thousands)
Sales
Swap	IF-HSC	7.39	1,966	-	-	-	-	$1,743
			1,966	-	-	-	-

Swap	IF-NGPL MC	9.18	6,256	-	-	-	-	9,410
Swap	IF-NGPL MC	8.86	-	5,685	-	-	-	7,089
Swap	IF-NGPL MC	7.34	-	-	2,750	-	-	1,286
Swap	IF-NGPL MC	7.18	-	-	-	2,750	-	789
			6,256	5,685	2,750	2,750	-

Swap	IF-Waha	7.79	9,936	-	-	-	-	10,910
Swap	IF-Waha	6.53	-	11,709	-	-	-	4,715
Swap	IF-Waha	6.10	-	-	11,250	-	-	145
Swap	IF-Waha	6.30	-	-	-	7,250	-	(326)
Swap	IF-Waha	5.59	-	-	-	-	4,000	(1,478)
			9,936	11,709	11,250	7,250	4,000
Total Swaps			18,158	17,394	14,000	10,000	4,000

Floor	IF-NGPL MC	6.55	850	-	-	-	-	710
			850	-	-	-	-

Floor	IF-Waha	6.55	565	-	-	-	-	459
			565	-	-	-	-
Total Floors			1,415	-	-	-	-

Total Sales			19,573	17,394	14,000	10,000	4,000
								$35,452

NGLs

Instrument		Avg. Price	Barrels per day
Type	Index	$/gal	2009	2010	2011	2012	2013	Fair Value
								(In thousands)
Sales
Swap	OPIS-MB	1.32	6,248	-	-	-	-	$48,006
Swap	OPIS-MB	1.27	-	4,809	-	-	-	40,659
Swap	OPIS-MB	0.92	-	-	3,400	-	-	9,420
Swap	OPIS-MB	0.92	-	-	-	2,700	-	6,197
Total Swaps			6,248	4,809	3,400	2,700	-

Floor	OPIS-MB	1.44	-	-	199	-	-	1,935
Floor	OPIS-MB	1.43	-	-	-	231	-	2,089
Total Floors			-	-	199	231	-

Total Sales			6,248	4,809	3,599	2,931	-
								$108,306

Condensate

Instrument		Avg. Price	Barrels per day
Type	Index	$/Bbl	2009	2010	2011	2012	2013	Fair Value
								(In thousands)
Sales
Swap	NY-WTI	69.00	322	-	-	-	-	$1,153
Swap	NY-WTI	68.10	-	301	-	-	-	518
Total Swaps			322	301	-	-	-

Floor	NY-WTI	60.00	50	-	-	-	-	117
Total Floors			50	-	-	-	-

Total Sales			372	301	-	-	-
								$1,788

As of March 31, 2009, we had the following commodity derivative contracts directly related to fixed price arrangements elected by certain customers in various natural gas purchase and sale agreements, which have been marked to market through earnings:
Period	Commodity	Instrument Type	Daily Volume		Average Price		Index	Fair Value
								(In thousands)
Purchases
Apr 2009 - Dec 2009	Natural gas	Swap	5,891	MMBtu	$6.71	per MMBtu	NY-HH	$(4,436)
Jan 2010 - Jun 2010	Natural gas	Swap	663	MMBtu	8.03	per MMBtu	NY-HH	(273)
Sales
Apr 2009 - Dec 2009	Natural gas	Fixed price sale	5,891	MMBtu	6.71	per MMBtu	NY-HH	4,373
Jan 2010 - Jun 2010	Natural gas	Fixed price sale	663	MMBtu	8.03	per MMBtu	NY-HH	267
								$(69)

 Interest Rate Hedges

Our consolidated variable rate indebtedness accrues interest at a base rate plus an applicable margin. Our interest rate hedges effectively fix the base rate on the indicated notional amount of borrowings for the indicated periods:

Period	Fixed Rate	Notional Amount		Fair Value
				(In thousands)
Remainder of 2009	3.68%	$300	million	$(5,896)
2010	3.67%	300	million	(6,712)
2011	3.48%	300	million	(4,211)
2012	3.40%	300	million	(1,969)
2013	3.39%	300	million	(962)
Jan. 1 - Apr. 24, 2014	3.39%	300	million	(101)
				$(19,851)

See also Note 7 and Note 8 for additional disclosures related to our derivative instruments.

Note 7—Fair Value Measurements

We classify our assets and liabilities measured at fair value on a recurring and nonrecurring basis using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring us to develop our own assumptions.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2009. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets from commodity derivatives	$154,135	$-	$45,829	$108,306
Assets from interest rate derivatives	-	-	-	-
Total assets	$154,135	$-	$45,829	$108,306
Liabilities from commodity derivatives	$8,658	$-	$8,658	$-
Liabilities from interest rate derivatives	19,851	-	19,851	-
Total liabilities	$28,509	$-	$28,509	$-

The following table sets forth a reconciliation of the changes in the fair value of our financial instruments classified as Level 3 in the fair value hierarchy:
Commodity Derivative Contracts
(In thousands)
Balance, December 31, 2008	$123,304
Unrealized losses included in OCI	(31,710)
Settlements	16,712
Balance, March 31, 2009	$108,306

No unrealized gains or losses were reported relating to assets and liabilities still held as of March 31, 2009.

Note 8—Related-Party Transactions

Relationships with Targa

We are a party to various agreements with Targa and others that address (i) the reimbursement of costs incurred on the Partnership’s behalf by TRGP, (ii) our sales of certain NGLs and NGL products to, and purchases from, Targa; and (iii) our sales of our natural gas to, and purchases from, Targa.

Relationship with Bank of America/Merrill Lynch

Bank of America Corp. (“BofA”) acquired Merrill Lynch & Co. (“Merrill Lynch”) on January 1, 2009. An affiliate of Merrill Lynch is an equity investor in Targa Resources Investments Inc., which indirectly owns TRGP.

Financial Services. BofA is a lender and an administrative agent under our senior secured credit facility.

Commodity Derivatives. We have entered into various commodity derivative transactions with Merrill Lynch Commodities Inc. (“MLCI”), an affiliate of Merrill Lynch. The following table shows our open commodity derivatives with MLCI as of March 31, 2009:

Period	Commodity	Daily Volumes		Average Price		Index
Apr 2009 - Dec 2009	Natural gas	3,556	MMBtu	$8.07	per MMBtu	IF-Waha
Apr 2009 - Dec 2009	Natural gas	545	MMBtu	7.98	per MMBtu	NY-HH
Jan 2010 - Dec 2010	Natural gas	3,289	MMBtu	7.39	per MMBtu	IF-Waha
Jan 2010 - Jun 2010	Natural gas	497	MMBtu	8.17	per MMBtu	NY-HH

Apr 2009 - Dec 2009	NGL	3,000	Bbl	1.18	per gallon	OPIS-MB

Apr 2009 - Dec 2009	Condensate	202	Bbl	70.60	per barrel	NY-WTI
Jan 2010 - Dec 2010	Condensate	181	Bbl	69.28	per barrel	NY-WTI

As of March 31, 2009, the aggregate fair value of these open positions was $25.1 million.

Interest Rate Derivatives. Prior to BofA’s acquisition of Merrill Lynch, we entered into several interest rate derivative transactions with BofA. Open positions as of March 31, 2009 consisted of interest rate swaps and interest rate basis swaps expiring on January 24, 2012. As of March 31, 2009, the aggregate fair value of these positions was a liability of $2.9 million.

Relationship with Warburg Pincus LLC

 Two of the directors of Targa are Managing Directors of Warburg Pincus LLC and are also directors of Broad Oak Energy, Inc. (“Broad Oak”) from whom we buy natural gas and NGL products. Affiliates of Warburg Pincus LLC own a controlling interest in Broad Oak. As of March 31, 2009, our payable balance with Broad Oak was $0.5 million.

Note 9—Commitments and Contingencies

Environmental

For environmental matters, we record liabilities when remedial efforts are probable and the costs are reasonably estimable. Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success.

Our environmental liability, which stems primarily from ground water assessment and remediation, was less than $0.1 million as of March 31, 2009.

Legal Proceeding

On December 8, 2005, WTG Gas Processing (“WTG”) filed suit in the 333rd District Court of Harris County, Texas against several defendants, including Targa Resources, Inc. and three other Targa entities and private equity funds affiliated with Warburg Pincus LLC, seeking damages from the defendants. The suit alleges that Targa and private equity funds affiliated with Warburg Pincus LLC, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase our Permian Basin assets from ConocoPhillips and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from Targa’s competition to purchase the ConocoPhillips assets and its successful acquisition of those assets in 2004. On October 2, 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. WTG’s motion to reconsider and for a new trial was overruled. On January 2, 2008, WTG filed a notice of appeal. On February 3, 2009, the parties presented oral arguments and the appeal is pending before the 14th Court of Appeals in Houston, Texas.  The defendants are contesting WTG’s appeal, but can give no assurances regarding the outcome of the proceeding. Targa has agreed to indemnify the Partnership for any claim or liability arising out of the WTG suit.